EXHIBIT 99.1
Syntax-Brillian Announces Board Appointment
TEMPE, Ariz., February 29, 2008 (BUSINESS WIRE) — Syntax-Brillian Corporation (NASDAQ: BRLC), a leading manufacturer and marketer of LCD HDTVs, digital cameras, and consumer electronics products, is pleased to announce the appointment of Michael Garnreiter to the Board as an independent, non-executive Director effective February 28, 2008. Mr. Garnreiter will also serve as the Audit Committee Chairman.
Mr. Garnreiter currently serves as President of Rising Sun Restaurant Group LLC, and was previously the Executive Vice President, Treasurer, and Chief Financial Officer of Main Street Restaurant Group Inc. Prior to joining Main Street, Mr. Garnreiter served as a Senior Audit Partner of Arthur Andersen LLP for 28 years until he retired in 2002. Mr. Garnreiter also currently serves on the boards of Knight Transportation, Taser International, and Amtech Systems as their Independent Director. Mr. Garnreiter is a Certified Public Accountant in California and Arizona and graduated with a Bachelor of Science Degree in Accounting from California State University at Long Beach in 1974.
“We are delighted that Michael is joining the Syntax-Brillian Board,” stated James Li, president and chief executive officer of Syntax-Brillian. “Michael’s experience will be invaluable to the Board and we look forward to working with him.”
About Syntax-Brillian Corporation:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and consumer electronics products. The Company’s lead products include its Olevia™ brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Forward-looking Statements:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
SOURCE: Syntax-Brillian Corporation
Investor Relations Contact:
909-859-8445
investor.relations@syntaxbrillian.com
Media Contact:
Pattie Adams
Syntax-Brillian Corporation
909-859-8432
Pattie.adams@syntaxbrillian.com